                                                                    EXHIBIT 99.4

================================================================================

                      FEDERAL DEPOSIT INSURANCE CORPORATION

                             WASHINGTON, D.C. 20006

--------------------------------------------------------------------------------

                                    FORM 10-Q

                QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2003

                          FDIC Certificate Number 21765

                               PACIFIC UNION BANK
             (Exact name of registrant as specified in its charter)

           CALIFORNIA                                  95-2888370
State or other jurisdiction of             I.R.S. Employer Identification Number
incorporation or organization

      3530 WILSHIRE BLVD. #1800
       LOS ANGELES, CALIFORNIA                           90010
Address of principal executive offices                  Zip Code

                                 (213) 385-0909
               Registrant's telephone number, including area code

   (Former name, former address and former fiscal year, if changed since last report): Not applicable

         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                  Yes X  No

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act).
                     YES [ ]  NO

         Common stock, $6.00 par value, 10,673,739 shares outstanding as of November 3, 2003.

================================================================================

                               PACIFIC UNION BANK

                                TABLE OF CONTENTS

                                                                                                     Page No.
PART I - FINANCIAL INFORMATION

         Item 1.  Financial Statements (Unaudited)

                  Balance Sheets  -
                           September 30, 2003 and December 31, 2002

                  Statements of Operations  -
                           Three months and nine months ended September 30, 2003 and 2002

                  Statements of Cash Flows  -
                           Nine months ended September 30, 2003 and 2002

                  Notes to Financial Statements
         Item 2.  Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

         Item 3.   Quantitative and Qualitative Disclosure About Market Risk

         Item 4.   Controls and Procedures

PART II - OTHER INFORMATION

         Item 1.  Legal Proceedings

         Item 2.  Changes in Securities

         Item 3.  Defaults upon Senior Securities

         Item 4.  Submission of Matters to a Vote of Security Holders

         Item 5.  Other Information

         Item 6.  Exhibits and Reports on Form 8-K

         Signatures

                         PART I - FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                               PACIFIC UNION BANK
                                 Balance Sheets
                 As of September 30, 2003 and December 31, 2002
                                   (Unaudited)

                                                                    SEPTEMBER 30, 2003  DECEMBER 31, 2002
                                                                    ------------------  -----------------
                        ASSETS
Cash and due from banks - demand                                      $    21,426,702    $    24,054,519
Federal funds sold                                                         24,500,000         62,500,000
Due from banks - interest-bearing                                             466,030            210,654
Federal Home Loan Bank Stock                                                5,789,500          3,537,800
Securities held-to-maturity, at amortized cost (fair value of
  $68,323,575 at September 30, 2003 and $90,798,966 at December
  31, 2002)                                                                68,271,548         89,313,683
Securities available-for-sale, at fair value                               94,344,814         64,701,421
Loans receivable                                                          825,495,501        683,131,191
      Less allowance for loan losses                                       (9,997,111)        (8,872,995)
                                                                      ---------------    ---------------
              Net loans receivable                                        815,498,391        674,258,196
                                                                      ---------------    ---------------
Loans held for sale                                                         5,966,111                 --
Customers' acceptance liabilities                                           1,321,142            657,760
Bank premises and equipment, net                                            6,387,210          6,610,142
Accrued interest receivable                                                 3,340,159          3,404,574
Deferred tax assets                                                         5,857,031          4,663,046
Income taxes receivable                                                     1,566,542          1,116,038
Other assets                                                                3,068,992          1,967,404
                                                                      ---------------    ---------------
      Total assets                                                    $ 1,057,804,171    $   936,995,237
                                                                      ===============    ===============
                 LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
      Demand, non-interest-bearing                                    $   242,528,146        223,377,195
      Demand, interest-bearing                                              8,606,956          7,602,024
      Money market and savings                                            183,947,600        170,486,917
      Time certificates of deposit:
              Less than $100,000                                           96,631,660         99,876,831
              $100,000 or more                                            306,252,523        258,652,585
                                                                      ---------------    ---------------
      Total deposits                                                      837,966,885        759,995,552

Other borrowed funds                                                      105,000,000         70,000,000
Acceptance liabilities                                                      1,321,142            657,760
Accrued interest payable                                                    3,235,623          3,140,064
Other liabilities                                                           2,068,174          2,325,902
                                                                      ---------------    ---------------
      Total liabilities                                                   949,591,824        836,119,278
                                                                      ---------------    ---------------
Stockholders' equity:
      Common stock, $6 par value.  Authorized 30,000,000 shares;
              issued and outstanding 10,673,739 shares at September
              30, 2003 and 10,621,554 shares at December 31, 2002          64,050,853         63,724,507
      Capital surplus                                                      22,309,108         22,174,825
      Retained earnings                                                    21,798,965         14,283,984
      Accumulated other comprehensive income -  unrealized gain
        on securities available-for-sale - net of taxes                        53,421            692,643
                                                                      ---------------    ---------------
              Total stockholders' equity                                  108,212,347        100,875,959
                                                                      ---------------    ---------------
              Total liabilities and stockholders' equity              $ 1,057,804,171    $   936,995,237
                                                                      ===============    ===============

            See accompanying notes to unaudited financial statements.

                               PACIFIC UNION BANK
                            Statements of Operations
         For the Three and Nine Months Ended September 30, 2003 and 2002
                                   (Unaudited)

                                                                FOR THE THREE MONTHS ENDED  FOR THE NINE MONTHS ENDED
                                                                    2003          2002         2003          2002
                                                                -----------    ----------   -----------    ----------
Interest income:
       Interest and fees on loans                               $11,202,615     9,348,476   $31,841,752    27,142,726
       Dividend on Federal Home Loan Bank stock                      42,886        16,186       123,014        46,701
       Interest on securities held-to-maturity                      718,348       925,123     2,355,462       964,106
       Interest on securities available-for-sale                    748,845     1,429,941     2,100,297     4,809,762
       Interest on Federal funds sold                               105,777       329,590       616,159       932,252
       Other interest income                                          1,056         7,342        18,021        15,674
                                                                -----------    ----------   -----------    ----------
         Total interest income                                   12,819,527    12,056,658    37,054,705    33,911,221

Interest expense:
       Demand - interest bearing                                      5,870        10,778        17,351        30,551
       Savings and money market                                     700,339       653,382     1,932,871     1,839,371
       Time certificates of deposit:
         Less than $100,000                                         639,468       815,624     2,018,174     2,389,543
         $100,000 or more                                         1,603,698     1,743,956     4,522,689     4,780,060
       Other borrowings                                             578,169       503,576     1,781,288       551,967
                                                                -----------    ----------   -----------    ----------
         Total interest expense                                   3,527,544     3,727,316    10,272,373     9,591,492

         Net interest income before provision for loan losses     9,291,983     8,329,342    26,782,332    24,319,729

Provision for loan losses                                           400,000       200,000     1,300,000       400,000
                                                                -----------    ----------   -----------    ----------
         Net interest income after provision for loan losses      8,891,983     8,129,342    25,482,332    23,919,729
                                                                -----------    ----------   -----------    ----------
Other income:
       Service charges on deposit accounts                        1,550,299     1,602,043     4,781,409     4,802,707
       Remittance fees                                              216,391       211,466       677,710       664,379
       Letter of credit related fees                                179,636       215,455       578,363       618,555
       Gain on sale of premise                                           --            --            --     1,193,797
       Gain on sale of investment securities                        100,000            --       100,000            --
       Gain on sale of loans                                      1,020,597            --     1,801,003            --
       Other operating income                                       468,870       386,333     1,353,408     1,283,621
                                                                -----------    ----------   -----------    ----------
         Total other income                                       3,535,793     2,415,298     9,291,893     8,563,059
                                                                -----------    ----------   -----------    ----------
Other expenses:
       Salaries and employee benefits                             3,784,154     3,108,228    10,526,824     8,925,940
       Security guards                                              220,849       239,803       661,070       715,836
       Net occupancy expense                                        713,345       716,737     2,108,898     2,167,912
       Equipment expense                                            330,860       312,705     1,046,496     1,043,467
       Data processing                                              486,125       482,244     1,452,233     1,441,452
       Office supplies                                              115,484        99,740       314,741       354,439
       Legal and professional                                       294,888       272,362       710,049       964,974
       Advertising and public relations                             190,317       209,609       546,921       574,573
       Communication related expense                                246,880       270,779       763,937       762,856
       Other operating expenses                                     927,824       704,253     2,333,315     1,778,042
                                                                -----------    ----------   -----------    ----------
         Total other expenses                                     7,310,726     6,416,459    20,464,484    18,729,491
                                                                -----------    ----------   -----------    ----------
         Income before income taxes                               5,117,050     4,128,181    14,309,741    13,753,297

Income taxes                                                      2,050,000     1,491,000     5,728,000     5,337,000
                                                                -----------    ----------   -----------    ----------
         Net income                                             $ 3,067,050     2,637,181   $ 8,581,741     8,416,297
                                                                ===========    ==========   ===========    ==========
Net income per share:
      Basic                                                     $      0.29          0.25   $      0.81          0.79
      Diluted                                                   $      0.29          0.25   $      0.80          0.79

Weighted-average common shares outstanding:

      Basic                                                      10,669,716    10,621,554    10,645,963    10,614,150
      Diluted                                                    10,729,797    10,703,296    10,715,290    10,703,988

                 See accompanying notes to financial statements

                               PACIFIC UNION BANK
                            Statements of Cash Flows
              For the Nine Months Ended September 30, 2003 and 2002
                                   (Unaudited)

                                                                                          09/30/2003      09/30/2002
                                                                                        -------------    -------------
Cash flows from operating activities:
    Net income                                                                          $   8,581,741    $   8,416,297
    Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation and amortization expenses                                                 927,150        1,038,641
       Provision for loan losses                                                            1,300,000          400,000
       Accretion of discount and amortization of premium
          on securities held-to-maturity, net                                                (121,424)        (888,413)
       Accretion of discount and amortization of premium
          on securities available-for-sale, net                                              (654,698)          57,446
       Net loss (gain) on disposal of Bank premises and equipment                               9,943       (1,200,897)
       Gain on sale of loans                                                               (1,801,003)              --
       Origination of loans held for sale                                                 (30,974,418)              --
       Proceeds from sale of loans held for sale                                           33,095,363               --
       Decrease (Increase) in accrued interest receivable                                      64,415         (536,705)
       (Increase) decrease in deferred income taxes                                          (724,220)         326,252
       Increase in income taxes receivable                                                   (450,504)      (1,046,517)
       Stock dividend on Federal Home Loan Bank stock                                        (127,700)         (64,900)
       Increase in other assets                                                            (1,101,588)        (234,957)
       Increase (decrease) in accrued interest payable                                         95,559       (1,627,050)
       (Decrease) increase in other liabilities                                              (257,728)         336,137
                                                                                        -------------    -------------
                   Net cash provided by operating activities                                7,860,888        4,975,334
                                                                                        -------------    -------------
Cash flows from investing activities:
    Increase in Federal Home Loan Bank Stock                                               (2,124,000)      (1,931,300)
    Proceeds from maturities and redemptions of securities held-to-maturity                46,128,693        2,451,925
    Proceeds from maturities and redemptions of securities available-for-sale              69,636,759       49,297,215
    Purchase of securities held-to-maturity                                               (24,965,134)    (100,474,411)
    Purchase of securities available-for-sale                                             (99,734,441)     (16,172,981)
    Proceeds from recoveries of written-off loans                                             325,583           97,550
    Net increase in loans                                                                (149,151,830)     (83,956,899)
    Purchases of Bank premises and equipment                                                 (714,161)        (584,094)
    Proceeds from sale of Bank premises and equipment                                              --        3,574,300
                                                                                        -------------    -------------
                   Net cash used in investing activities                                 (160,598,531)    (147,698,695)
                                                                                        -------------    -------------
Cash flows from financing activities:
    Net increase in demand deposits, non-interest-bearing                                  19,150,951       25,580,380
    Net increase in demand deposits, interest-bearing                                       1,004,932        1,551,020
    Net increase in money market and savings deposits                                      13,460,683       33,580,966
    Net increase in time certificates of deposit                                           44,354,767       21,338,785
    Proceeds in other borrowed funds                                                       35,000,000       70,000,000
    Proceeds from exercise of stock options                                                   460,629          148,248
    Cash dividend paid                                                                     (1,066,760)              --
    Cash paid for fractional shares                                                                --             (425)
                                                                                        -------------    -------------
                   Net cash provided by financing activities                              112,365,202      152,198,974
                                                                                        -------------    -------------
                   Net (decrease) increase in cash and cash equivalents                   (40,372,441)       9,475,613

Cash and cash equivalents at beginning of period                                           86,765,173       68,073,953
                                                                                        -------------    -------------
Cash and cash equivalents at end of period                                              $  46,392,732    $  77,549,566
                                                                                        =============    =============
Supplemental disclosures of cash flow information:
    Cash paid during the period for:
        Interest                                                                        $  10,176,814    $  11,218,543
        Income taxes                                                                    $   7,800,000    $   5,837,000
                                                                                        =============    =============
    Supplemental disclosure of non-cash investing & financing activities:
        Transfer of retained earnings to common stock and capital surplus for
              Stock dividend                                                            $          --    $  13,070,291
        Transfer in of loans held for sale                                              $   5,966,111    $   2,272,624

            See accompanying notes to unaudited financial statements.

                               PACIFIC UNION BANK
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.       BASIS OF PRESENTATION

         The accompanying unaudited interim financial statements of Pacific Union Bank ("Bank") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United State of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

2.       COMPREHENSIVE INCOME

         Comprehensive income consists of net income and net unrealized gain
(loss) on securities available-for-sale. The comprehensive income amounted to $7.9 million, which included net income of $8.6 million and a decrease in unrealized gain of $639,000, which is net of the tax effect of $470,000 for the nine months ended September 30, 2003. The comprehensive income amounted to $8.3 million, which included net income of $8.4 million and a decrease in unrealized gain of $150,000, which is net of the tax effect of $243,000 for the nine months ended September 30, 2002.

3.       EARNINGS PER SHARE

         The following is a reconciliation of the numerators and denominators of the basic and diluted per share computation for the three months ended September 30, 2003 and 2002.

                                                              WEIGHTED
                                              NET INCOME   AVERAGE SHARES    PER SHARE
2003                                          (NUMERATOR)  (DENOMINATOR)      AMOUNT
                                              ----------   --------------   ----------
Basic EPS -
    Income available to common stockholders   $3,067,050     10,669,716     $     0.29

Effect of Dilutive Stock Options                      --         60,081             --
                                              ----------   ------------     ----------
Diluted EPS -
    Income available to common stockholders   $3,067,050     10,729,797     $     0.29
                                              ==========   ============     ==========

                                                              WEIGHTED
                                              NET INCOME   AVERAGE SHARES    PER SHARE
2002                                          (NUMERATOR)  (DENOMINATOR)      AMOUNT
                                              ----------   --------------   ----------
Basic EPS -
    Income available to common stockholders   $2,637,181     10,621,554     $     0.25

Effect of Dilutive Stock Options                      --         81,742             --
                                              ----------   ------------     ----------
Diluted EPS -
    Income available to common stockholders   $2,637,181     10,703,296     $     0.25
                                              ==========   ============     ==========

         The following is a reconciliation of the numerators and denominators of the basic and diluted per share computation for the nine months ended September 30, 2003 and 2002.

                                                              WEIGHTED
                                              NET INCOME   AVERAGE SHARES    PER SHARE
2003                                          (NUMERATOR)  (DENOMINATOR)      AMOUNT
                                              ----------   --------------   ----------
Basic EPS -
    Income available to common stockholders   $ 8,581,741    10,645,963           0.81

Effect of Dilutive Stock Options                       --        69,328          (0.01)
                                              -----------  ------------     ----------
Diluted EPS -
    Income available to common stockholders   $ 8,581,741    10,715,290           0.80
                                              ===========  ============     ==========

                                                              WEIGHTED
                                              NET INCOME   AVERAGE SHARES    PER SHARE
2002                                          (NUMERATOR)  (DENOMINATOR)      AMOUNT
                                              ----------   --------------   ----------
Basic EPS -
    Income available to common stockholders   $8,416,297     10,614,150      $  0.79

Effect of Dilutive Stock Options                      --         89,838           --
                                              -----------  ------------     --------
Diluted EPS -
    Income available to common stockholders   $8,416,297     10,703,988      $  0.79
                                              ===========  ============     ========

4.       CAPITAL TRANSACTIONS

         The Bank's outstanding number of shares was 10,673,739 at September 30, 2003. The Bank has declared a quarterly cash dividend of $0.05 per common share on October 27, 2003. The cash dividend will be paid on November 28, 2003 to all shareholders of record as of November 17, 2003.

5.       STOCK OPTIONS

         Had compensation cost for the Bank's stock option plan been determined based on the fair values at the grant dates for awards under the plan consistent with the fair value method of SFAS No. 123, the Bank's net income and earnings per share for the nine months ended September 30, 2003 and September 30, 2002 would have been reduced to the pro forma amounts indicated below.

                                          FOR THE THREE MONTHS ENDED            FOR THE NINE MONTHS ENDED
                                       SEPT. 30, 2003    SEPT. 30, 2002     SEPT. 30, 2003     SEPT. 30, 2002
                                       --------------    --------------     --------------     --------------
Net Income:
   As reported                          $ 3,067,050       $  2,637,181       $  8,581,741       $  8,416,297
   Stock based compensation expense         (16,636)           (18,372)           (45,555)           (41,418)
                                        -----------       ------------       ------------       ------------
   Pro-forma                              3,050,414          2,618,809          8,536,186          8,374,879
                                        ===========       ============       ============       ============
Earnings per share:
   As reported:
   Basic                                $      0.29       $       0.25       $       0.81       $       0.79
   Diluted                                     0.29               0.25               0.80               0.79

  Pro-forma:
   Basic                                $      0.29       $       0.25       $       0.80       $       0.79
   Diluted                                     0.28               0.24               0.80               0.78

6.       RECENT ACCOUNTING PRONOUNCEMENTS

         In December 2002, Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure-An Amendment of SFAS No. 123 (SFAS No. 148) was issued. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123 ), to provide alternative methods of transition for a voluntary change to the fair-value-based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in not only annual, but also interim financial statements about the effect the fair value method would have had on reported results. The transition and annual disclosure requirements of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. The interim disclosure requirements are effective for interim periods beginning after December 15, 2002. It is anticipated that the financial impact of SFAS 148 will not have a material effect on the Bank.

         In January 2003, The Financial Accounting Standards Board (FASB or the "Board") issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51 (FIN No. 46). This Interpretation addresses consolidation by business enterprises of variable interest entities and clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The FASB deferred the effective date for applying the provision of FIN 46 for interests held by public entities in variable interest entities or potential variable interest entities created before February 1, 2003 until the end of the first interim or annual period after December 15, 2003. Certain disclosure requirements apply in all financial statements issued after January 1, 2003, regardless when the variable interest entity was established. The Bank has no business interests that require consolidation or deconsolidation as a result of applying provisions of FIN 46.

         In April, 2003, The Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149") was issued. SFAS No. 149 clarifies and amends financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). In general, SFAS 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The financial impact of SFAS 149 did not have a material effect on the Bank.

         In May, 2003, Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150") was issued. FASB No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity that have been presented either entirely as equity or between the liabilities section and the equity section of the statement of financial position. Generally, SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after September 15, 2003. SFAS 150 is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before May 15, 2003 and still existing at the beginning of the interim period of adoption. The financial impact of SFAS 150 did not have a material effect on the Bank.

7.       SUBSEQUENT EVENT

         Korea Exchange Bank ("KEB"), which holds approximately 62% of the Bank's outstanding shares, recently accepted a capital infusion from Lone Star Fund IV (U.S.), L.P. and its affiliates (collectively, "Lone Star"), which resulted in Lone Star holding a majority of the outstanding voting stock of KEB. In connection with the infusion, KEB transferred all of the Bank shares that it owns to a trust pursuant to a trust agreement dated October 31, 2003, which was entered into between KEB, as grantor and Mr. L. Dale Crandall, as trustee. While KEB retains all of the economic interest in the Bank shares transferred to the trust, the trust agreement gives the trustee voting and dispositive power over the Bank shares and directs the trustee to dispose of all or substantially all of such interest either directly through a sale or in connection with a merger or similar transaction of the Bank with a third party. The transfer of the shares to the trustee does not affect the Bank's day-to-day business and operations.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis includes forward-looking statements regarding management's beliefs, projections and assumptions concerning future results and events. When used the words "anticipate", "believe", "estimate", "expect", and "intend" and words or phrases of similar meanings as they relate to the Bank or the Bank's management, are intended to identify forward-looking statements. These statements are not guarantees and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Bank to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, governmental policies and actions of regulatory agencies, costs associated with the Bank's future expansion, competition from other commercial banks and other competition and market and general economic factors. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak as of the date hereof. All forward-looking statements contained in this Form 10-Q are qualified in their entirety by this cautionary statement.

         The following discussion and analysis is intended to provide details of the results of operations of the Bank for the three months and nine months ended September 30, 2003 and 2002 and financial condition at September 30, 2003 and at December 31, 2002. The following discussion should be read in conjunction with Annual Report on Form 10-K/A for the year ended December 31, 2002 filed with the Federal Deposit Insurance Corporation in particular as it relates to the critical accounting policies as discussed in item 14 of the Form 10-K/A.

RESULTS OF OPERATIONS

         Net income for the quarter ended September 30, 2003 increased by $430,000 or 16.3% to $3.1 million compared to $2.6 million for the same period in 2002. Diluted earnings per share increased by 16.0% to $0.29 for the three months ended September 30, 2003 compared with $0.25 for the correspondent period of 2002.

         The annualized return on average assets ("ROA") and return on average stockholders' equity ("ROE") were 1.16% and 11.52%, respectively, for the third quarter of 2003, compared to 1.17% and 11.06%, respectively, for the same period of 2002.

         Net Income increased by $165,000 or 2.0 % to $8.6 million for the nine months ended September 30, 2003 compared to $8.4 million for the same period of 2002. Diluted earnings per share increased to $0.80 for the nine months ended September 30, 2003 compared to $0.79 for the same period of 2002. The annualized ROA and ROE for nine months ended September 30, 2003 were 1.12% and 10.99%, respectively, compared to 1.34% and 12.14%, respectively, for the same period of 2002.

NET INTEREST INCOME

         The Bank's primary source of income is net interest income, which is the difference between interest income from interest-earning assets and interest paid on interest-bearing liabilities, such as deposits and other borrowings used to fund those assets. The Bank's net interest income is affected by changes in the volume of interest-earning assets and interest-bearing liabilities as well as by changes in yield earned on interest-earning assets and rates paid on interest-bearing liabilities. The Bank also generates non-interest income, including the service charges on deposit accounts and other transactional fees. The Bank's non-interest expenses consist primarily of personnel, occupancy and equipment expense and other operating expenses. The Bank's results of operations are affected by its provision for loan losses and may also be significantly affected by other factors including general economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory agencies.

         Net interest income before the provision for the loan losses increased by $963,000 or 11.56% to $9.3 million in the third quarter of 2003, compared to $8.3 million in the same quarter of 2002. Total interest income increased by $764,000 or 6.33% to $12.8 million in the third quarter of 2003, compared to $12.1 million in the same quarter of 2002 primarily due to an increase of $1.9 million in interest and fees on loans and partially offset by a $888,000 decrease in interest on investment securities.

         The increase in interest income is primarily due to the average volume increase of $148.5 million or 17.20% in interest earning-assets to $1 billion in the third quarter of 2003 from $863.0 million in the same quarter of 2002. The major increase in interest earning-assets is primarily due to the increase in the average loans, including loans held for sale, which loans grew $202.1 million or 33.86% to $798.9 million in the third quarter of 2003 compared to $596.8 million for the corresponding quarter of 2002. The yield on average interest earning-assets was 5.02% in the third quarter of 2003 compared to 5.49% in the same quarter of 2002. Offsetting the increase in average net loans, the yield on average loans, including loans held for sale, decreased by 58 basis points to 5.55% in the third quarter of 2003 from 6.13% in the same quarter of 2002, which negatively affected loan interest income. The decrease in the loan yield was mainly due to a decrease in the average prime rate of 75 basis points in the third quarter of 2003 compared to the same period of prior year.

          Total interest expense decreased by $200,000 or 5.34% to $3.5 million for the third quarter of 2003 compared to $3.7 million for the same quarter of 2002. The decrease is mainly due to a decreased interest expense of $176,000 from Time Certificates of Deposit less than $100,000. Average money market deposits increased $69.6 million or 62.65% to $180.8 million in the third quarter of 2003 compared with $111.2 million for the corresponding period of 2002. The cost of money market deposits decreased 65 basis points to 1.39% for the third quarter of 2003 from 2.04% for the corresponding period of 2002. Average time certificates of deposit of $100,000 or more increased $31.8 million or 12.20% to $292.0 million in the third quarter of 2003 compared with $260.3 million for the corresponding period of 2002. The cost of average time certificates of deposit of $100,000 or more decreased 46 basis points to 2.20% in the third quarter of 2003 from 2.66% in the corresponding quarter of 2002. The cost of funds decreased 34 basis points to 1.50% in the third quarter of 2003 compared with 1.84% in the same quarter of 2002.

         Net interest income before provision for loan losses increased
$2.5 million or 10.12% to $26.8 million for the nine months ended September 30, 2003 compared to $24.3 million for the same period of 2002. Total interest income increased by $3.1 million or 9.27% to $37.1 million for the nine months ended September 30, 2003 compared with $33.9 million in the same period in 2002. The increase in total interest income was primarily due to a $4.7 million increase in interest on loans and partially offset by a $1.3 million decrease in interest on investment securities. The average net loans, including loans held for sale, for the first nine months of 2003 increased by $170.1 million to $745.2 million compared with $575.0 million for the same period of 2002.

         Total interest expense increased by $681,000 or 7.10% to $10.3 million for the nine months ended September 30, 2003, compared with $9.6 million for the corresponding period of 2002. The increase was primarily attributable to a $1.2 million increase in interest on Federal Home Loan Bank advances. The average balance of Federal Home Loan Bank advances increased by $47.7 million to $68.6 million in the first nine months of 2003 compared to $20.1 million in the same period of 2002. The increase in interest on Federal Home Loan Bank advances was partially offset by a $257,000 decrease in interest expense from Time Certificates of Deposit $100,000 or more.

NET INTEREST MARGIN

         Net interest margin decreased by 19 basis points to 3.67% for the third quarter of 2003 compared to 3.86% for the corresponding period of 2002. The decrease in net interest margin was primarily attributable to the decrease in the average interest-earning assets yield of 47 basis points to 5.02% in the third quarter of 2003 compared with 5.49% in the same quarter of 2002. The decrease in the average interest-earning assets yield was offset by the cost of funds decrease of 34 basis points to 1.50% in the third quarter of 2003 from 1.84% in the corresponding quarter of 2002.

         Net interest margin decreased by 41 basis points or 10.05% to 3.67% for the nine months ended September 30, 2003 compared to 4.08% for the corresponding period of 2002. The decrease in net interest margin was primarily attributable to the decrease in the average interest-earning assets yield of 60 basis points to 5.03% for the nine months ended September 30, 2003 compared with 5.63% in the same period of 2002. The decrease in the average interest-earning assets yield was offset by the cost of funds decrease of 21 basis points to 1.52% for the nine months ended September 30, 2003 from 1.73% in the corresponding period of 2002.

         The following table presents condensed average balance sheet information for the Bank, together with interest rates earned and paid on the various sources and uses of funds for each of the periods indicated:

               DISTRIBUTION, YIELD AND RATE ANALYSIS OF NET INCOME
                             (DOLLARS IN THOUSANDS)

                                                For the Three Months Ended                       For the Three Months Ended
                                                    September 30, 2003                               September 30, 2002
                                        ---------------------------------------------   -------------------------------------------
                                                                    Average    % to                             Average      % to
                                           Average       Income/     Rate/    Earning     Average     Income/    Rate/      Earning
                                           Balance       Expense   Yield(45)   Assets     Balance     Expense   Yield(1)     Assets
                                        ------------    --------   --------   -------   -----------   -------   -------     -------
ASSETS:
Interest-earning assets:
Loans, net(46)                          $    798,906      11,203      5.55%     78.98%  $   596,800     9,348      6.13%     69.15%
Federal Home Loan Bank stock                   4,246          43      4.05%      0.42%        2,853        17      2.38%      0.33%
Taxable investment securities(47)
    U.S. Treasury Securities                   1,004          23      9.16%      0.10%        1,008        15      5.95%      0.21%
    U.S. Governmental Agencies               161,742       1,444      3.57%     15.99%      183,461     2,338      5.10%     21.26%
Tax-exempt  Investment
Securities:

    State & Municipal Obligation                   0           0         0          0           200         2      4.00%      0.02%
Federal funds sold                            45,129         106      0.93%      4.46%       76,648       329      1.68%      8.88%
Interest-earning deposits                        479           1      0.84%      0.05%        2,066         7      1.34%      0.24%
                                        ------------    --------               ------   -----------    ------               ------
Total interest-earning assets              1,011,506      12,820      5.02%    100.00%      863,036    12,056      5.49%    100.00%
                                        ------------    --------               ------   -----------    ------               ------
Non-interest-earning assets:
Cash and due from banks                       23,394                                         23,441
Premises and equipment, net                    6,260                                          6,699
Other real estate owned                           0                                               0
Customers' acceptance liabilities              1,713                                          1,678
Accrued interest receivable                    3,298                                          3,433
Other assets                                   9,943                                          5,450
                                        ------------                                    -----------
Total non-interest-earning assets             44,608                                         40,701
                                        ------------                                    -----------
Total assets                            $  1,056,114                                    $   903,737
                                        ============                                    ===========
LIABILITIES AND STOCKHOLDERS'
EQUITY:
Interest-bearing liabilities:
Deposits:
    Money market                        $    180,813    $    625      1.39%             $   111,170       571      2.04%
    Super NOW                                  8,000           6      0.30%                   7,800        11      0.56%
    Savings                                   46,406          75      0.65%                  43,481        82      0.75%
    Time certificates of deposit of
      $100,000 or more                       292,040       1,605      2.20%                 260,284     1,744      2.66%
    Other time certificates of deposit       108,078         639      2.37%                 105,843       815      3.05%
Other borrowings                              65,765         578      3.48%                  57,066       504      3.46%
                                        ------------    --------                        -----------    ------
Total interest-bearing liabilities           701,102       3,528      2.02%                 585,644     3,727      2.52%
                                        ------------    --------                        -----------    ------

Non-interest-bearing liabilities:
Demand deposits                              241,197                                        215,886
Other liabilities                              7,350                                          6,879
                                        ------------                                    -----------
Total non-interest-bearing
  liabilities                                248,547                  1.50%                 222,765               1.84%
                                        ------------                                    -----------
Stockholders' equity                         106,465                                         95,328
                                        ------------                                    -----------
Total liabilities and                   $  1,056,114                                    $   903,737
stockholders' equity                    ============                                    ===========

Net interest income                                     $  9,292                                        8,329
                                                        ========                                       ======
Net interest spread(48)                                               3.00%                                        2.97%
                                                                    ======                                       ======
Annualized net interest margin(49)                                    3.67%                                        3.86%
                                                                    ======                                       ======
Ratio of average interest-bearing
 assets to average interest-bearing
 liabilities                                                        144.27%                                      147.37%
                                                                    ======                                       ======

               DISTRIBUTION, YIELD AND RATE ANALYSIS OF NET INCOME
                             (DOLLARS IN THOUSANDS)

-----------------
(45) Average rates/yields for these periods have been annualized.

(46) Loan includes loans held for sale and net of the allowance for loan losses, deferred fees and related direct costs. Non-accrual loans are included in the table for computation purposes, but the foregone interest of such loans is excluded. Loan fees were $1.6 million and $1.3 million at September 30, 2003 and 2002.

(47) Yields on tax-exempt income have not been computed on a tax equivalent basis because tax-exempt securities are minimal.

(48) Represents the average rate earned on interest-earning assets less the average rate paid on interest-bearing liabilities.

(49) Represents net interest income as a percentage of average interest-earning assets.

                                                 For the Nine Months Ended                        For the Nine Months Ended
                                                     September 30, 2003                              September 30, 2002
                                        ---------------------------------------------   -------------------------------------------
                                                                    Average    % to                             Average      % to
                                           Average       Income/     Rate/    Earning     Average     Income/    Rate/      Earning
                                           Balance       Expense   Yield(50)   Assets     Balance     Expense   Yield(1)     Assets
                                        ------------    --------   --------   -------   -----------   -------   -------     -------
ASSETS:
Interest-earning assets:
Loans, net(51)                          $    745,169    $ 31,841      5.63%    76.59%   $   575,031    27,143     6.22%      72.31%
Federal Home Loan Bank stock                   3,799         123      4.32%     0.39%         1,974        47     3.17%       0.25%
Taxable investment securities(52)

    U.S. Treasury Securities                   2,360          56      3.16%     0.24%         1,329        59     5.92%       0.17%
    U.S. Governmental Agencies               147,686       4,400      3.97%    15.18%       141,926     5,709     5.36%      17.85%
Tax-exempt  Investment
Securities:

    State & Municipal Obligation                   0           0         0         0            199         6     3.86%       0.03%
Federal funds sold                            71,282         616      1.14%     7.33%        73,397       932     1.67%       9.23%
Interest-earning deposits                      2,612          18      0.92%     0.27%         1,427        15     1.41%       0.18%
                                        ------------    --------              -------   -----------    ------               ------
Total interest-earning assets                972,908      37,054      5.03%   100.00%       795,283    33,911     5.63%     100.00%
                                        ------------    --------              -------   -----------    ------               ------
Non-interest-earning assets:
Cash and due from banks                       23,663                                         25,791
Premises and equipment, net                    6,344                                          8,177
Other real estate owned                            0                                              0
Customers' acceptance liabilities              1,310

                                                                                              1,172
Accrued interest receivable                    3,242                                          3,364
Other assets                                   9,662                                          4,973
                                        ------------                                    -----------
Total non-interest-earning assets             44,221                                         43,477
                                        ------------                                    -----------
Total assets                            $  1,017,129                                    $   838,760
                                        ============                                    ===========
LIABILITIES AND STOCKHOLDERS'

EQUITY:

Interest-bearing liabilities:
Deposits:
    Money market                        $    170,541    $  1,847      1.45%             $   111,378     1,601     1.92%
    Super NOW                                  7,710          17      0.29%                   7,331        31     0.57%
    Savings                                   45,973          86      0.25%                  42,658       238     0.75%
    Time certificates of deposit of
      $100,000 or more                       272,647       4,523      2.22%                 246,633     4,780     2.59%
    Other time certificates of deposit       107,125       2,018      2.52%                 103,245     2,389     3.09%

Other borrowings                              68,583       1,781      3.42%                  20,926       552     3.48%
                                        ------------    --------                        -----------    ------
Total interest-bearing liabilities           672,579      10,272      2.04%                 532,171     9,591     2.41%
                                        ------------    --------                        -----------    ------

Non-interest-bearing liabilities:
Demand deposits                              233,447                                        208,080
Other liabilities                              7,013                                          6,040
                                        ------------                                    -----------
Total non-interest-bearing
liabilities                                  240,460                  1.52%                 214,120               1.73%
                                        ------------                                    -----------
Stockholders' equity                         104,090                                         92,469
                                        ------------                                    -----------
Total liabilities and
stockholders' equity                    $  1,017,129                                    $   838,760
                                        ============                                    ===========

Net interest income                                     $ 26,782                                       24,320
                                                        ========                                       ======
Net interest spread(53)                                               2.99%                                       3.22%
                                                                    ======                                      ======
Annualized net interest margin(54)                                    3.67%                                       4.08%
                                                                    ======                                      ======
Ratio of average
interest-bearing assets
  to average interest-bearing
  liabilities                                                       144.65%                                     149.44%
                                                                    ======                                      ======

-----------------
(50) Average rates/yields for these periods have been annualized.

(51) Loan includes loans held for sale and net of the allowance for loan losses, deferred fees and related direct costs. Non-accrual loans are included in the table for computation purposes, but the foregone interest of such loans is excluded. Loan fees were $1.6 million and $1.3 million at September 30, 2003 and 2002.

(52) Yields on tax-exempt income have not been computed on a tax equivalent basis because tax-exempt securities are minimal.

(53) Represents the average rate earned on interest-earning assets less the average rate paid on interest-bearing liabilities.

(54) Represents net interest income as a percentage of average interest-earning assets.

         The following table sets forth, for the years indicated, the dollar amount of changes in interest earned and paid for interest-earning assets and interest-bearing liabilities and the amount of change attributable to changes in average daily balances (volume) or changes in interest rates (rate). The variances attributable to both the volume and rate changes have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amount of the changes in each:

                                                    FOR THE NINE MONTH ENDED
                                                          SEPTEMBER 30,
                                                         2003 VS. 2002
                                                     INCREASES (DECREASES)
                                                       DUE TO CHANGE IN
                                            VOLUME           RATE(1)             TOTAL
                                            ------   ----------------------     -------
                                                     (DOLLARS IN THOUSANDS)
EARNING ASSETS:
INTEREST INCOME:
   Loans, net(2)..................          $7,455           (2,757)             4,698
   Federal Home Loan Bank stock...              55               21                 76
   Taxable investment securities:
     U. S. Treasury securities....              32              (35)                (3)
     U. S. Government agencies....             224           (1,533)            (1,309)
   Tax-exempt securities:(3)
     State and Municipal Obligation             (6)               -                 (6)
   Federal funds sold.............             (26)            (290)              (316)
   Interest-earning deposits......               9               (6)                 3
                                            ------          -------             ------
       Total net change
           in interest income.....          $7,743          ($4,600)            $3,143
                                            ------          -------             ------
DEPOSITS AND BORROWED FUNDS:
INTEREST EXPENSE:
   Money market deposits..........             707             (461)               246
   Super NOW......................               2              (15)               (13)
   Savings deposits...............              17             (169)              (152)
   Time certificates of deposit in
     denominations of $100,000
      or more.....................             473             (731)              (258)
   Other time deposits............              87             (458)              (371)
   Other borrowings...............           1,237               (8)             1,229
                                            ------          -------             ------
       Total net change
           in interest expense....           2,523           (1,842)               681
                                            ------          -------             ------
Change in net interest income.....          $5,220          ($2,758)            $2,462
                                            ======          =======             ======

PROVISION FOR LOAN LOSSES

         Provisions for loan losses are made monthly, to cover incurred losses as a result of credit risks. Credit risk is inherent in making loans. The Bank sets aside an allowance for loan losses through charges to earnings. The charges are reflected in the income statement as the provision for loan losses. Specifically, the provision for loan losses represents the amount charged against current period earnings to achieve an allowance for loan losses that in Management's judgment is adequate to absorb incurred losses inherent in the Bank's loan portfolio.

         For the third quarter of 2003 the provision for loan losses amounted to $400,000 compared with $200,000 in the corresponding period of 2002. The provision for loan losses amounted to $1,300,000 for the nine months ended September 30, 2003 compared with $400,000 for the same period of 2002. The increase was mainly attributable to a strong loan growth in 2003. On a quarterly basis, management performs an analysis of the adequacy of the allowance for loan losses. The results of this analysis for the quarter ended September 30, 2003 determined that the allowance was adequate to absorb incurred losses inherent in the portfolio. The procedures for monitoring the adequacy of the

-----------------
(1) Rates for these periods on which calculations are based have been annualized.

(2) Loan fees net of direct cost have been included in the calculation of interest income. Loan fees were $571,000 and $436,000 for the nine months ended September 30, 2003 and 2002, respectively. Loans are net of the allowance for loan losses, deferred fees and related direct costs.

(3) Yields on tax-exempt income have not been computed on a tax equivalent basis, because the percentage of tax-exempt securities is minimal.

allowance, as well as detailed information concerning the allowance itself, are included below under "Allowance for loan losses."

NON-INTEREST INCOME

         Non-interest income increased $1.1 million or 46.42% to $3.5 million in the third quarter of 2003 compared to $2.4 million in the same quarter of 2002. The increase resulted mainly from a $1.0 million gain recognized from the sale of SBA loans, a $100,000 gain recognized from the sale of investment securities and a $83,000 increase in other operating income in the third quarter of 2003. The other operating income consists of credit card related fees, mortgage loan related fees, merchant discount fees, remittance and cable fees and other various fees. The increase was partially offset by a decrease of $52,000 on service charges on deposit accounts in the third quarter of 2003.

         Non-interest income increased $729,000 or 8.51% to $9.3 million for the nine months of 2003 compared to $8.6 million in the same period of 2002. The increase resulted mainly from a $1.8 million gain recognized from the sale of loans during the first nine months of 2003 and was partially offset by a decrease of $1.2 million on the sale of San Francisco premises during the first nine months of 2002. The Bank is planning to continue to originate and sell the guaranteed portion of SBA loans in the last quarter of 2003.

         The following table sets forth the various components of the Bank's non-interest income for the periods indicated:

                               NON-INTEREST INCOME
                             (Dollars in thousands)

                                             Three Months Ended                   Increase (Decrease)
                                         ---------------------------           -------------------------
                                          09/30/03         09/30/02               Amount       Percent(%)
                                         ----------       ----------           -----------     ---------
Service charges on deposit accounts      $    1,550       $    1,602           $       (52)      (3.25)%
Remittance fees                                 216              211                     5        2.37
Letter of credit related fees                   180              216                   (36)     (16.67)
Gain on sale of loans                         1,021               --                 1,021         NMV
Gain on sale of investment securities           100               --                   100         NMV
Other operating income                          469              386                    83       21.50
                                         ----------       ----------           -----------       -----
        Total                            $    3,536       $    2,415           $     1,121       46.42%
                                         ==========       ==========           ===========       =====

                                              Nine Months Ended                    Increase (Decrease)
                                         ---------------------------           -------------------------
                                          09/30/03         09/30/02              Amount        Percent(%)
                                         ----------       ----------           -----------     ---------
Service charges on deposit accounts      $    4,781       $    4,803           $       (22)      (0.46)%
Remittance fees                                 678              664                    14        2.11
Letter of credit related fees                   578              619                   (41)      (6.05)
Gain on sale of premise                          --            1,194                (1,194)    (100.00)
Gain on sale of loans                         1,801               --                 1,801         NMV
Other operating income                        1,354            1,283                    71        5.53
Gain on sale of investment securities           100               --                   100         NMV
                                         ----------       ----------           -----------       -----
        Total                            $    9,292       $    8,563           $       729        8.51%
                                         ==========       ==========           ===========       =====

NON-INTEREST EXPENSE

         Non-interest expense increased by $895,000 or 13.95% to $7.3 million in the third quarter of 2003, compared to $6.4 million in the corresponding quarter of 2002. The increase is mainly attributable to an increase of $676,000 in salaries and employee benefits and a $225,000 increase in other expenses offset by a decrease of $24,000 in communication related expenses and a decrease of $20,000 in advertising and public relations. An increase in salaries and employee benefits was mainly attributable to the increase in number of employees, medical expenses and annual bonus accrual for 2003. Other operating expenses consist of other loan related expenses, regulatory assessment expenses, employee related fees and other outside fees. The efficiency ratio for the third quarter of 2003 was 56.99% compared to 59.72% for the corresponding quarter of 2002.

         Non-interest expense increased by $1.7 million or 9.26% to $20.5 million for the nine months ended September 30, 2003, compared to $18.7 million in the corresponding period of 2002. The increase is mainly attributable to an increase of $1.6 million in salaries and employee benefits and an increase of $555,000 in other operating expenses. The increase in salaries and employee benefits mainly resulted from the increases in number of employees, medical expenses and annual bonus accrual for 2003. The efficiency ratio for the nine months of 2003 was 56.73% compared to 56.96% for the corresponding period of 2002.

         The following table presents the components of the non-interest expense with the amount and percentage changes for the periods indicated:

                              NON-INTEREST EXPENSE
                             (Dollars in thousands)

                                          Three Months Ended          Increase / (Decrease)
                                     --------------------------    --------------------------
                                      09/30/03         09/30/02     Amount         Percent(%)
                                     ---------         --------    --------       -----------
Salaries and employee benefits       $   3,784         $  3,108    $    676           21.75%
Security guards                            221              240         (19)          (7.90)
Net occupancy expense                      713              717          (4)          (0.47)
Equipment expense                          331              313          18            5.81
Data processing                            486              482           4            0.80
Office supplies                            115               99          16           15.79
Legal and professional                     295              272          23            8.27
Advertising and public relations           190              210         (20)          (9.20)
Communication expenses                     247              271         (24)          (8.83)
Other operating expenses                   929              704         225           31.75
                                     ---------         --------    --------           -----
        Total                        $   7,311         $  6,416    $    895           13.94%
                                     =========         ========    ========           =====

                                         Nine Months Ended             Increase / (Decrease)
                                     --------------------------    --------------------------
                                     09/30/03          09/30/02     Amount          Percent(%)
                                     ---------         --------    --------       ------------
Salaries and employee benefits       $  10,527            8,926    $  1,601           17.94%
Security guards                            661              716         (55)          (7.65)
Net occupancy expense                    2,109            2,168         (59)          (2.72)
Equipment expense                        1,046            1,043           3            0.29
Data processing                          1,452            1,441          11            0.75
Office supplies                            315              354         (40)         (11.20)
Legal and professional                     710              965        (254)         (26.42)
Advertising and public relations           547              575         (28)          (4.81)
Communication related expense              764              763           1            0.14
Other operating expenses                 2,333            1,778         555           31.23
                                     ---------         --------    --------           -----
        Total                        $  20,464           18,729    $  1,735            9.26%
                                     =========         ========    ========           =====

INCOME TAX

         The effective tax rate for the third quarter of 2003 was 40.06% compared to 36.12% for the same period of 2002. The effective tax rate for the nine months ended September 30, 2003 was 40.03% compared to 38.81% for the same period of 2002. The effective tax rate fluctuations are strongly influenced by California state franchise taxes net of Federal tax benefits under the Water's Edge Unitary method.

         The Bank files its California tax return using the Water's Edge Unitary method. When computing its California franchise tax liability, the California law requires that the Bank consider the taxable income allocated from estimated combined net taxable income using the apportionment factor of property, payroll and revenues over combined property, payroll and revenue of its foreign-owned majority shareholder.

FINANCIAL CONDITION

         The Bank's total assets were $1.1 billion at September 30, 2003, an increase of $120.8 million or 12.89% from the $937.0 million at December 31, 2002. The net increase is attributable to a $148.3 million or 21.71% increase in total gross loans, including loans held for sale, and offset by a $38.0 million or 60.8% decrease in Federal funds sold and a decrease of $2.6 million or 10.92% in cash and due from banks. Total deposits increased by $78.0 million or 10.26% to $838.0 million at September 30, 2003 from $760.0 million at December 31, 2002. Time certificates of deposit of $100,000 or more increased $47.6 million or 18.40% to $306.3 million at September 30, 2003 from $258.7 million at December 31, 2003. Noninterest bearing deposits increased $19.2 million or 8.57% to $242.5 million at September 30, 2003 from $223.4 million at December 31, 2003. Money market deposits and savings deposits increased $13.5 million or 7.90% to $183.9 million at September 30, 2003 from $170.5 million from December 31, 2002. The Bank's borrowings from the Federal Home Loan Bank were $105.0 million at September 30, 2003 compared to $70.0 million at December 31, 2002. Stockholders' equity increased $7.3 million or 7.27% to $108.2 million at September 30, 2003 from $100.9 million at December 31, 2002.

INTEREST-EARNING ASSET MIX

         Total earning assets amounted to $1.0 billion at September 30, 2003, compared with $894.5 million at December 31, 2002, representing an increase of $120.3 million or 13.45%. The composition of the earning assets changed slightly at September 30, 2003 compared with December 31, 2002. The net loans as a percentage of total earning assets increased 7.39% to 80.95% and the percentage of Federal funds sold to the total earning assets decreased 65.45% to 2.41% at September 30, 2003 compared to December 31, 2002. On an average basis, interest-earning assets amounted to $1.0 billion, an increase of $148.5 million or 17.21% for the three months ended September 30, 2003 compared to $863.0 million for the same period of 2002. On an average basis, interest-earning assets amounted to $972.9 million, an increase of $177.6 million or 22.33% for the first nine months of 2003 compared to $795.3 million for the same period of 2002.

         The table below shows the changes in the earning asset mix as of the dates indicated:

                                                                  (Dollars in thousands)
                                                   As of  09/30/03                     As of 12/31/02
                                              --------------------------        ----------------------------
Types of earning assets                          Amount        Percent(%)         Amount           Percent(%)
                                              -----------      ---------        ----------         ----------
Federal funds sold                            $    24,500          2.41%        $   62,500            6.99%
Federal Home Loan Bank stock                        5,790          0.57              3,538            0.40
Securities held-to-maturity                        68,272          6.73             89,314            9.98
Securities available-for-sale                      94,345          9.30             64,701            7.23
Net loans, including loans available for          821,464         80.95            674,258           75.38
sale
Interest-bearing due from banks                       466          0.04                211            0.02
                                              -----------        ------         ----------          ------
        Total earning assets                  $ 1,014,837        100.00%        $  894,522          100.00%
                                              ===========        ======         ==========          ======

SECURITIES

         The Bank classifies its securities as held-to-maturity or available-for-sale. The securities classified as held-to-maturity are those that the Bank has the positive intent and ability to hold until maturity. These securities are carried at amortized cost. The securities that could be sold in response to changes in interest rate, increased loan demand, liquidity needs, capital requirements or other similar factors, are classified as securities available-for-sale. These securities are carried at fair value, with unrealized gains or losses reflected net of tax as a component of comprehensive income Accumulated other comprehensive income (net of tax) at September 30, 2003 was $53,421.

         Total investment securities increased $8.6 million or 5.59% to $162.6 million at September 30, 2003 from $154.0 million at December 31, 2002. During the third quarter of 2003, the Bank purchased available-for-sale securities in the amount of $31.9 million.

         The following table summarizes the amortized cost, fair value and distribution of the Bank's investment securities as of the dates indicated:

                              INVESTMENT PORTFOLIO
                             (Dollars in thousands)

                                       As of  09/30/03                  As of 12/31/02
                                  -------------------------       --------------------------
                                  Amortized         Fair          Amortized          Fair
                                    Cost            Value            Cost            Value
                                  ---------       ---------       ---------        ---------
AVAILABLE-FOR-SALE:
U.S. Treasury securities          $   1,002       $   1,043       $   1,003        $   1,074
U.S. Government agencies             39,730          39,826          25,996           26,290
Mortgage-backed securities (1)       50,509          50,469          34,000           34,730
State and political subdivision       3,018           3,007           2,507            2,607
                                  ---------       ---------       ---------        ---------
   Total available-for-sale       $  94,259       $  94,345       $  63,506        $  64,701
                                  =========       =========       =========        =========
HELD-TO-MATURITY:
Mortgage-backed securities (1)       68,272          68,323          89,314           90,799
                                  ---------       ---------       ---------        ---------
   Total held-to-maturity            68,272          68,323          89,314           90,799
                                  ---------       ---------       ---------        ---------
   Total investment securities    $ 162,531       $ 162,668       $ 152,820        $ 155,500
                                  =========       =========       =========        =========

-----------------
(1) Principal balance may be prepaid before contracted maturity date.

         The following table summarizes the monthly and repricing schedule of the Bank's investment securities at their carrying values and their average weighted yield at September 30, 2003.

                  INVESTMENT MATURITIES AND REPRICING SCHEDULE
                             (Dollars in thousands)
                            As of September 30, 2003

                                                         After One But       After Five but
                                    Within One Year    Within Five Years    Within Ten Years    After Ten Years         Total
                                  ------------------  -------------------  ------------------  ------------------  -----------------
                                   Amount   Yield(1)   Amount    Yield(1)   Amount   Yield(1)   Amount   Yield(1)  Amount   Yield(1)
                                  --------  --------  --------  ---------  --------  --------  --------  --------  -------  --------
AVAILABLE-FOR-SALE:
U.S. Treasury securities          $  1,043    5.82%   $                %   $      -       -%   $      -      -%   $  1,043    5.82%
U.S. Government agencies                                34,904     2.83       4,922    3.00           -      -      39,826    2.85
Mortgage-backed securities(2)       14,596    3.24       5,673     6.07      14,887    3.86      15,313   4.34      50,469    4.07
State and political subdivisions         -       -       1,029     6.17       1,978    2.76                          3,007    3.93
                                  --------    ----    --------     ----    --------    ----    --------   ----     -------    ----
   Total available-for-sale       $ 15,639    3.41%   $ 41,606     3.35%   $ 21,787    3.56%   $ 15,313   4.34%   $ 94,345    3.57%
                                  ========    ====    ========     ====    ========    ====    ========   ====     =======    ====
HELD-TO-MATURITY:
Mortgage-backed securities(2)            -       -      58,652     4.10           -       -       9,620   3.98      68,272    4.09
                                  --------    ----    --------     ----    --------    ----    --------   ----     -------    ----
   Total held-to-maturity                -       -      58,652     4.10           -       -       9,620   3.98      68,272    4.09
                                  --------    ----    --------     ----    --------    ----    --------   ----     -------    ----
     Total investment securities  $ 15,639    3.41%   $100,258     3.79%   $ 21,787    3.56%   $ 24,933   4.20%    162,617    3.78%
                                  ========    ====    ========     ====    ========    ====    ========   ====     =======    ====

(5) Yield on tax-exempt obligations has not been computed on a tax equivalent basis because the percentage of tax-exempt securities is minimal.

(6) The mortgage-backed securities reflect stated maturities and repricing schedule and not anticipated prepayments.

LOANS

         The Bank experienced strong loan growth in the first nine months of 2003. The Bank achieved record loan production of $327.3 million during the first nine months of 2003 resulting in a $148.3 million increase in gross loans to $831.5 million at September 30, 2003 from $683.1 million at December 31, 2002. Total commercial and industrial loans increased $23.4 million or 18.63% to $148.7 million at September 30, 2003 from $125.4 million at December 31, 2002. Commercial real estate loans increased $123.3 million or 31.16% and residential mortgage loans decreased $30,000 or 0.08% during the first nine months of 2003.

         The following table sets forth the composition of the Bank's loan portfolio as of the dates indicated:

                           LOAN PORTFOLIO COMPOSITION
                             (Dollars in thousands)

                                     As of 09/30/03             As of 12/31/02
                                 -----------------------   -------------------------
                                                Percent                     Percent
                                   Amount       of Total     Amount         of Total
                                 ---------     ---------   ---------       ---------
Commercial and industrial        $ 148,719       17.89%    $ 125,363         18.35%
Installment loans                   21,300        2.56        21,225          3.11
Real estate loans:
   Commercial                      519,134       62.44       395,807         57.94
   Residential mortgage             37,429        4.50        37,459          5.48
Home equity                          5,983        0.72         5,993          0.88
SBA                                 78,261        9.41        74,560         10.91
Other (1)                            3,269        0.39         3,619          0.53
Trade Finance                       15,330        1.84        12,488          1.83
Bills Bought                         2,037        0.24         6,617          0.97
                                 ---------      ------     ---------        ------
      Total gross loans (2)      $ 831,462      100.00%    $ 683,131        100.00%
                                 =========      ======     =========        ======

-----------------
(1) Consists predominantly of credit card loans.

(2) Net of unearned income and participation loans sold.

NON-PERFORMING ASSETS

         Non-performing assets include loans past due 90 days or more and still accruing interest, non-accrual loans and OREO. Total non-performing assets at September 30, 2003 decreased $734,000 to $1.3 million, compared with December 31, 2002. Total non-performing assets were 0.16% of total assets at September 30, 2003, compared to 0.30 % of total assets at December 31, 2002.

         As of September 30, 2003, the Bank had no OREO. The non-performing loan coverage ratio, defined as the allowance for loan losses to non-performing loans, increased to 773.76% as of September 30, 2003 from 437.96% at December 31, 2002.

         The following table provides information with respect to the components of the Bank's non-performing assets as of the dates indicated.

                              NON-PERFORMING ASSETS
                             (Dollars in thousands)

                              9/30/2003  12/31/2002  9/30/2002
                              ---------  ----------  ---------
NON-ACCRUAL LOANS:

Commercial and industrial      $ 1,013    $ 1,091     $ 1,342
Installment loans                   15         28          30
Real estate loans:
   Commercial                        -          -       2,273
   Home mortgage                    99        805         861
SBA                                 81          -         230
Trade Finance                        -         74          58
                               -------    -------     -------
     Total                     $ 1,208    $ 1,998     $ 4,794

                                        (Table continues on the following page.)

                                                               9/30/2003    12/31/2002   9/30/2002
                                                               ---------    ----------   ---------
LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING
  (AS TO PRINCIPAL OR INTEREST):

Installment loans                                                     -            -           16
Other                                                                84           28            -
                                                                 ------       ------       ------
     Total                                                       $   84       $   28       $   16
                                                                 ------       ------       ------
     Total non-performing loans                                  $1,292       $2,026       $4,810
Other real estate owned                                               -            -            -
                                                                 ------       ------       ------
Total non-performing assets                                      $1,292       $2,026       $4,810
                                                                 ======       ======       ======

Non-performing loans as a percentage of total gross loans          0.16%        0.30%        0.73%
Non-performing assets as a percentage of total gross loans
and other real estate owned                                        0.16%        0.30%        0.73%

ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses amounted to $10.0 million or 1.20% of total loans as of September 30, 2003 compared to $8.9 million or 1.30% of total loans at December 31, 2002.

         The following table presents information relating to the allowance for loan losses for the periods indicated:

                                                                               (Dollars in thousands)
                                                                    YTD           YTD           YTD
                                                                  09/30/03      12/31/02     09/30/02
                                                                  --------      --------     --------
ALLOWANCE FOR LOAN LOSSES:
Balance at beginning of period                                     $ 8,873      $ 9,467      $  9,467
Provision for loan losses                                            1,300        1,100           400
Loans charged-off                                                     (502)      (1,805)       (1,323)
Recoveries of charged-off loans                                        326          111            98
                                                                   -------      -------      --------
Balance at end of period                                           $ 9,997      $ 8,873      $  8,642
                                                                   =======      =======      ========

RATIOS:
Net loan charge-offs to average total loans                           0.03%        0.28%         0.28%
Provision for loan losses to average total loans                      0.23         0.18          0.09
Allowance for loan losses to gross loans at end of period             1.20         1.30          1.32
Allowance for loan losses to total non-performing loans             773.76       437.96        179.67
Net loan charge-offs to allowance for loan losses at end of
 period                                                               2.35        19.10         18.91
Net loan charge-offs to provision for loan losses                    13.53       154.05        306.45

         In determining the allowance for loan losses, management continues to assess the risk inherent in the loan portfolio, the possible impact of known and potential problem loans, and other factors such as portfolio composition, loan concentration, and trends in local economic conditions.

         The Bank formally assesses its allowance for loan losses on a quarterly basis. The allowance for loan losses begins with Management reviewing each individual classified and criticized loan in detail, and evaluating, among other things, the adequacy of collateral, payment record, current loan status and borrowers' financial capacity. A loan loss allowance is assigned to each impaired loan. Loans categorized as impaired from this quarterly allocation of loan loss allowance are based upon the specifics of the loans' circumstances, including updated collateral value, borrowers' or guarantors' financial capacity, payment record and recent conversations with the borrower. Additionally, each quarter the Bank updates its twelve-quarter loss migration analysis for its commercial loan pool, six-quarter loss migration analysis for its homogeneous loan pool and four-quarter loss migration analysis for its credit card loan pool to drive the rolling respective loan loss experience percentages. These loan pools are assigned an appropriate allowance factor based upon the Bank's historical charge off experience, other factors, and then accounts for qualitative adjustments that take into consideration current conditions. The allowance is maintained at a level the Bank considers adequate to cover inherent risk of probable loss associated with its loan portfolio under prevailing and anticipated economic conditions.

         Based on the Bank's evaluation process and the methodology to determine the level of the allowance for loan losses, management believes the allowance level as of September 30, 2003 to be adequate to absorb the incurred losses inherent in the loan portfolio. However, no assurance can be given that the Bank will not sustain losses in any given period which could be substantial in relation to the size of the allowance.

DEPOSITS

         The Bank's total deposits amounted to $838.0 million at September 30, 2003, an increase of $78.0 million from $760.0 million at December 31, 2002. The Bank's average deposits increased $118.1 million or 16.42% to $837 million for the first nine months of 2003 from $719.3 million for the same period of 2002. The average money market accounts increased $59.2 million or 53.12% to $170.5 million for the first nine months of 2003 from $111.4 million for the same period of 2002. The average non-interest bearing deposits increased $26.3 million or 12.30% to $240.5 million for the first nine months of 2003 from $214.1 million for the same period of 2002. The ratio of average noninterest-bearing deposits to average total deposits was 26.34% for the first nine months of 2003 and 28.89% for the same period of 2002. The Bank's average total cost of deposits was 1.52% for the first nine months of 2003 and 1.73% for the same period of 2002. The Bank does not hold any brokered deposits.

         The following table illustrates the deposit mix as of the dates indicated:

                                                     (Dollars in thousands)
                                     As of  September 30, 2003      As of December 31, 2002
                                     -------------------------      -----------------------
                                       Amount          Percent        Amount        Percent
                                     ---------         -------      ---------       -------
Types of deposits:
Demand, non-interest-bearing         $ 242,528          28.94%      $ 223,377        29.39%
Money market accounts                  137,790          16.44         126,272        16.61
Super Now                                8,607           1.03           7,602         1.00
Savings                                 46,158           5.51          44,215         5.82
Time certificates of deposits of
    $100,000 or more                   306,252          36.55         258,653        34.03
Other time deposits                     96,632          11.53          99,877        13.15
                                     ---------         ------       ---------       ------
    Total deposits                   $ 837,967         100.00%      $ 759,996       100.00%
                                     =========         ======       =========       ======

OTHER BORROWINGS

         The Bank's borrowings from Federal Home Loan Bank amounted to $105.0 million at September 30, 2003 and $70.0 million at December 31, 2002.

CAPITAL RESOURCES

         As of September 30, 2003, stockholders' equity was $108.2 million or 10.23% of total assets, compared with $100.9 million or 10.77% as of December 31, 2002.

         The Bank is required to maintain a minimum ratio of qualifying total capital to total risk-weighted assets of 8.0% ("Total Risk-Based Capital Ratio"), at least one-half of which must be in the form of Tier 1 capital, and a ratio of Tier 1 capital to total risk-weighted assets of 4.0% ("Tier 1 Risk-Based Capital Ratio"). As of September 30, 2003 and December 31, 2002, the Bank's Total Risk-Based Capital Ratios were 14.71% and 15.95%, respectively, and its Tier 1 Risk Based Capital Ratios were 13.46% and 14.70%, respectively. The Bank's regulatory capital continued to well exceed the regulatory minimum requirements on September 30, 2003; however, the Bank is no longer considered to be "well capitalized" as a result of Consent Agreement entered into with Federal Deposit Insurance Corporation in March 2002. See Part II. Item 1. "Legal Proceedings." To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table and not be subject to any regulatory order, agreement or directive.

         Banks are also required to maintain a leverage capital ratio designed to supplement the risk-based capital guidelines. Banks that have received the highest rating of the five categories used by regulators to rate banks and are not anticipating or experiencing any significant growth must maintain a ratio of Tier 1 capital (net of all intangibles) to adjusted total assets ("Leverage Capital Ratio") of at least 3%. Pursuant to federal regulations, banks must maintain capital levels commensurate with the level of risk to which they are exposed, including the volume and severity of problem loans, and federal regulators may, however, set higher capital requirements when a bank's particular circumstances warrant. The Bank's Leverage Capital Ratio was 10.40% and 11.56% at September 30, 2003 and December 31, 2002, respectively.

         The following table presents the Bank's regulatory capital amount and ratios as of September 30, 2003 and December 31, 2002.

                                                     AS OF SEPTEMBER 30, 2003
                                                      (DOLLARS IN THOUSANDS)
                               -------------------------------------------------------------------------
                                                                                TO BE WELL CAPITALIZED
                                                         FOR CAPITAL            UNDER PROMPT CORRECTIVE
                                       ACTUAL          ADEQUACY PURPOSE            ACTION PROVISIONS
                               -------------------  -----------------------    -------------------------
                                 AMOUNT     RATIO    AMOUNT        RATIO        AMOUNT         RATIO
                               ---------   -------  --------    -----------    ---------    ------------
Total capital (to risk-
    weighted assets)           $ 118,106    14.71%  $ 64,232    > or = 8.0%     $ 80,290    > or = 10.0%
Tier I capital (to risk-
    weighted assets)             108,109    13.46     32,127    > or = 4.0        48,191     > or = 6.0
Tier I capital (to average
    assets)                      108,109    10.40     41,580    > or = 4.0        51,975     > or = 5.0
                               =========    =====   ========    ==========     =========    ===========

                                                     AS OF DECEMBER 31, 2002
                                                      (DOLLARS IN THOUSANDS)
                               -------------------------------------------------------------------------
                                                                                TO BE WELL CAPITALIZED
                                                         FOR CAPITAL            UNDER PROMPT CORRECTIVE
                                      ACTUAL           ADEQUACY PURPOSE            ACTION PROVISIONS
                               -------------------  -----------------------    -------------------------
                                 AMOUNT     RATIO    AMOUNT        RATIO        AMOUNT         RATIO
                               ---------   -------  --------    -----------    ---------    ------------
Total capital (to risk-
    weighted assets)           $ 108,689    15.95%  $ 54,515    > or = 8.0%     $ 68,144    > or = 10.0%
Tier I capital (to
    risk-weighted assets)        100,169    14.70     27,257    > or = 4.0        40,885     > or = 6.0
Tier I capital (to
    average assets)              100,169    11.56     34,671    > or = 4.0        43,338     > or = 5.0
                               =========    =====   ========    ==========      ========    ===========

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

LIQUIDITY AND INTEREST RATE SENSITIVITY

         Liquidity is the Bank's ability to maintain sufficient cash flow to meet deposit withdrawals and loan demands and to take advantage of investment opportunities as they arise. The Bank's principal sources of liquidity have been growth in deposits and proceeds from the maturity of securities and repayments from loans. To supplement its primary sources of liquidity, the Bank maintained $131.6 million of borrowing capacity under a collateralized line of credit with the Federal Home Loan Bank of San Francisco.

         At September 30, 2003, the Bank's available liquidity totaled $277.5 million, which was approximately 33.11% of total deposits and 89.92% of total volatile liabilities compared to $186.4 million at December 31, 2002, which was approximately 24.52% of total deposits and 71.85% of total volatile liabilities. The volatile liabilities are comprised of time certificates of deposit of $100,000 or more and other volatile deposits. The Bank's policy is to maintain a minimum fund availability to total deposit and borrowing ratio of 20% and a minimum fund availability to total volatile liability ratio of 50%. The Bank considers any excessive cash holdings or balances in due from banks, overnight Fed funds sold, uncollateralized available-for-sale securities and readily available Federal Home Loan Bank advances as funds availability. The Bank follows the regulatory definition of volatile liabilities, which is Jumbo CD's. The ratios of the average balance of Jumbo CD's to average total deposits for September 30, 2003 and December 31, 2002 were 32.06% and 33.99%, respectively.

         The Bank had a significant portion of its time deposits maturing within one year or less as of September 30, 2003. Management anticipates that there may be some outflow of these deposits upon maturity due to the keen competition in the Bank's market place. However, based on its historical runoff experience, the Bank expects the outflow will be minimal and can be replenished through its normal growth in deposits.

         Market risk is the risk of loss from adverse changes in market prices and rates. The Bank's market risk arises primarily from interest rate risk inherent in its lending, investment and deposit taking activities. The Bank's profitability is affected by fluctuations in interest rates. A sudden and substantial change in interest rates may adversely impact the Bank's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent or on the same basis. To that end, Management actively monitors and manages its interest rate risk exposure.

         The Bank actively monitors and manages its interest rate risk through analyzing the repricing characteristics of its loans, securities, and deposits on an on-going basis. One of the primary goals is to optimize net income under varying interest rate environments. The focus of this process is the development, analysis, implementation and monitoring of earnings enhancement strategies that provide stable earnings and capital levels during periods of changing interest rates. Management uses both interest rate sensitivity analysis, and a simulation model to measure and quantify the impact to the Bank's profitability on the market value of its assets and liabilities.

         The interest rate sensitivity analysis measures the repricing mismatches between assets and liabilities. The interest rate sensitivity gap is determined by subtracting the amount of liabilities from the amount of assets that reprice in a particular time interval. A liability sensitivity results when more liabilities than assets reprice or mature within a given period. Conversely, an asset sensitive position results when more assets than liabilities reprice within a given period. At September 30, 2003, the Bank maintained positive one-year gap position of $57.0 million or 5.4% of total assets. This compared with a positive one-year gap position of $86.5 million or 9.23% of total assets at December 31, 2002. The increase in gap was primarily due to a net increase in rate sensitive assets over rate sensitive liabilities. Because the Bank's assets tend to reprice more frequently than its liabilities over a twelve months horizon, the Bank will realize lower net interest income in a falling rate environment.

         Since an interest rate sensitivity analysis does not measure the timing differences in the repricing of assets and liabilities, the Bank uses a simulation model to quantify the extent of the differences in the behavior of the lending and funding rates, so as to project future earnings or market values under alternative interest scenarios.

         The following table presents the interest rate sensitivity of the Bank's interest-earning assets and interest-bearing liabilities as of September 30, 2003 using the interest rate sensitivity gap ratio. For purposes of the following table, an asset or liability is considered rate-sensitive within a specified period when it can be repriced or matures within its contractual terms. Actual payment patterns may differ from contractual payment patterns.

                                                         INTEREST RATE SENSITIVITY ANALYSIS
                                                              (Dollars in thousands)
                                                               At September 30, 2003
                                                               ---------------------
                                                         Amounts Subject to Repricing Within
                                                         -----------------------------------
                                                             3-12                  After 5
                                             0-3 Months     Months    1-5 Years     Years       Total
                                             ----------   ---------   ---------   --------   -----------
INTEREST-EARNING ASSETS:
     Total Loans*                            $ 691,166    $   5,894   $ 55,073    $ 79,689   $   831,822
     Federal Home Loan Bank Stock                5,790           --         --          --         5,790
     Investment securities                      11,930        3,709    100,258      46,720       162,617
     Federal Funds sold                         24,500           --         --          --        24,500
     Interest-earning deposits                     466           --         --          --           466
                                             ----------   ---------   ---------   --------   -----------
          Total                                733,852        9,603    155,331     126,409     1,025,195
INTEREST-BEARING LIABILITIES:
     Money market                              137,790           --         --          --       137,790
     NOW                                         8,607           --         --          --         8,607
     Savings deposits                           46,158           --         --          --        46,158
     Time deposits of $100,000 or more         128,806      172,699      4,747          --       306,252
     Other Time deposits                        38,879       48,549      9,204          --        96,632
     Borrowed funds                             70,000       35,000         --          --       105,000
                                             ----------   ---------   ---------   --------   -----------
          Total                              $ 430,240    $ 256,248   $ 13,951    $     --   $   700,439
                                             ==========   =========   =========   ========   ===========

Interest rate sensitivity gap                $ 303,612    $(246,645)  $141,380    $126,409   $   324,756

Cumulative interest rate sensitivity gap     $ 303,612    $  56,967   $198,347    $324,756

Cumulative interest rate sensitivity gap
  ratio as a percentage of total assets          28.70%        5.39%     18,75%      30.70%

*Loans including loans held- for-sale, unearned fees and excluding Non-Accrual Loans

         Although interest rate sensitivity gap is a useful measurement and contributes to effective asset and liability management, it is difficult to predict the effect of changing interest rates based solely on that measure. As a result, the Asset/Liability Management Committee also regularly uses simulation modeling as a tool to measure the sensitivity of earnings and net portfolio value ("NPV") to interest rate changes. Net portfolio value is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments. The simulation model captures all assets, liabilities, and off-balance sheet financial instruments, accounting for significant variables that are believed to be affected by interest rates. These include prepayment speeds on loans, cash flows of loans and deposits, principal amortization, call options on securities, balance sheet growth assumptions and changes in rate relationships as various rate indices react differently to market rates. The simulation measures the volatility of net interest income and net portfolio value under immediate rising or falling market interest rate scenarios in 100 basis point increments.

         The following table sets forth the Bank's estimated net interest income over a twelve month period and NPV based on the indicated changes in market interest rates as of September 30, 2003.

                         % CHANGE IN
                         -----------
      CHANGE         NET INTEREST INCOME    % CHANGE IN
      ------         -------------------    -----------
(IN BASIS POINTS)    (NEXT TWELVE MONTHS)       NPV
-----------------    --------------------       ---
       +200                 10.99%            8.07%

       +100                  5.37             3.81

          0                     -                -

       -100                 -8.34            -1.23

         As indicated above, the net interest income increases (decreases) as market interest rates rise (fall). This is due to the fact that the Bank maintained a positive gap and also a substantial portion of the interest earning assets reprice immediately after the rate change, interest-bearing liabilities reprice slower than interest-earning assets, and interest-bearing liabilities do not reprice to the same degree as interest earning assets, given a stated change in the interest rate. The NPV increases (declines) as the interest income increases (decreases) since the change in the discount rate has a greater impact on the change in the NPV than does the change in the cash flows.

         Management believes that the assumptions used by it to evaluate the vulnerability of the Bank's operations to changes in interest rates approximate actual experience and considers them reasonable; however, the interest rate sensitivity of the Bank's assets and liabilities and the estimated effects of changes in interest rates on the Bank's net interest income and NPV could vary substantially if different assumptions were used or actual experience differs from the historical experience on which they are based.

         The Bank's historical strategies in protecting both net interest income and economic value of equity investments from significant movements in interest rates have involved restructuring its investment portfolio and using FHLB advances. Bank policies also permit the purchase of rate caps and floors, and engaging in interest rate swaps, although the Bank has not yet engaged in either of these activities. At September 30, 2003 the Bank had no derivative instruments outstanding.

ITEM 4. CONTROLS AND PROCEDURES

(a)      EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

         Our chief executive officer and chief financial officer directly supervised and participated in evaluating the effectiveness of the design and operation of our disclosure controls and procedures as of September 30, 2003 and concluded that these controls and procedures are effective. There were no significant changes in our internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation.

         Disclosure controls and procedures are designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

(b)      CHANGES IN INTERNAL CONTROLS

         There were no significant changes in the Bank's internal controls our financial reporting during the quarter ended September 30, 2003 that could significantly affect these internal controls subsequent to the Evaluation Date, nor any significant deficiencies or material weaknesses in such controls requiring corrective actions. As a result, no corrective actions were taken.

                           PART II - OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

         From time to time, the Bank is a party to claims and legal proceedings arising in the ordinary course of business. After taking into consideration information furnished by the General Counsel as to the current status of these claims or proceedings to which the Bank is a defendant, Management is of the opinion that the ultimate aggregate liability represented thereby, if any, will not have a material adverse effect on the financial condition of the Bank.

         The Bank has been subject to a Consent Order by the FDIC pursuant to
Section 8(b)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(1) since April 14, 2002. The Consent Order addresses actions necessary to correct certain Bank Secrecy Act ("BSA") compliance deficiencies including inadequate training and internal controls, and ineffective independent testing of such controls. Even before the Consent Order, the Bank had begun taking proactive steps to improve its BSA compliance. For example, the Bank implemented an enterprise-wide risk management infrastructure, which includes a comprehensive compliance and training program. This step was taken with the assistance of a leading financial services consulting firm, The Secura Group, which the Bank retained in November 2001 to advise and assist the Bank in its compliance efforts. To improve the overall efficiency and effectiveness of BSA monitoring, the Bank implemented an automated BSA tracking/monitoring system. In addition, the Bank is in the process of improving its due diligence efforts to identify and monitor high-risk accounts, internal controls to assure the accuracy and completeness of internal reports, and has intensified employee training. Finally, the Audit Committee has engaged Deloitte & Touche to conduct ongoing independent testing to validate the BSA monitoring controls, systems and processes including the implementation of the BSA Tracking System and also to oversee the bank-wide risk management. The Board of Directors, Management, Officers, and employees of the Bank are fully committed to complying with all of the terms of the Consent Order, and have been working and will continue to work closely with the FDIC towards this goal.

ITEM 2. CHANGES IN SECURITIES AND USE OF PROCEEDS

         Not Applicable

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

         Not Applicable

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         Not Applicable

ITEM 5. OTHER INFORMATION

         Korea Exchange Bank ("KEB"), which holds approximately 62% of the Bank's outstanding shares, recently accepted a capital infusion from Lone Star Fund IV (U.S.), L.P. and its affiliates (collectively, "Lone Star"), which resulted in Lone Star holding a majority of the outstanding voting stock of KEB. In connection with the infusion, KEB transferred all of the Bank shares that it owns to a trust pursuant to a trust agreement dated October 31, 2003, which was entered into between KEB, as grantor and Mr. L. Dale Crandall, as trustee. While KEB retains all of the economic interest in the Bank shares transferred to the trust, the trust agreement gives the trustee voting and dispositive power over the Bank shares and directs the trustee to dispose of all or substantially all of such interest either directly through a sale or in connection with a merger or similar transaction of the Bank with a third party. The transfer of the shares to the trustee does not affect the Bank's day-to-day business and operations.

         The Board of Directors of the Bank has appointed a Special Committee comprised of its independent, outside directors who are not affiliated with KEB to evaluate any potential transaction that may involve the Bank. The Special Committee will participate with the trustee in evaluating possible alternatives and transactions. The Special Committee has engaged Friedman, Billings, Ramsey & Co., Inc. as its financial advisor and Manatt, Phelps & Phillips, LLP as legal counsel. There can be no assurance that any disposition by the trustee of the Bank shares will involve a merger or similar transaction of the Bank.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

         (c)      Exhibit

 Exhibit Table
Reference Number                                    Item
----------------                                    ----
      3.1              Articles of Incorporation, as Amended(1).......................

      3.2              2002 Amendment to Articles of Incorporation(2).................

      3.3              Bylaws, as Amended(1)..........................................

      3.4              2001 Amendment to Bylaws(3)....................................

      4.1              Specimen of Common Stock Certificate(1)........................

      10.1             2000 Stock Option Plan(1)......................................

      10.2             401(k) Plan(3).................................................

      10.3             Lease for Corporate Headquarters(1)............................

      10.4             Lease for Western Branch Office(1).............................

      10.5             Lease for Downtown Branch Office(1)............................

      10.6             Lease for Van Nuys Branch Office(1)............................

      10.7             Lease for Torrance Branch Office(1)............................

      10.8             Lease for Rowland Heights Branch Office(1).....................

      11.1             Statement Regarding Computation of Earnings Per Share(4).......

      31.1             Certification of Chief Executive Officer pursuant to Section 302 of
                       Sarbanes-Oxley Act of 2002.....................................

      31.2             Certification of Chief Financial Officer pursuant to Section 302 of
                       Sarbanes-Oxley Act of 2002.....................................

      32.1             Certification of Chief Financial Officer and Chief Financial Officer
                       Pursuant to Section 906 of Sarbanes-Oxley Act of 2002.........

         (b)      Reports on Form 8-K

-----------------
(1) Incorporated by reference to the Exhibits to the Bank's Form 10 Registration Statement, as filed with the FDIC on June 12, 2000.

(2) Incorporated by reference to the Exhibits to the Bank's Form 10K, as filed with the FDIC on April 1, 2003.

(3) Incorporated by reference to the Exhibits to the Bank's Form 10-K/A, as filed with the FDIC on April 20, 2001.

(4) The information required by this exhibit is incorporated herein by reference from Note of the Bank's Financial Statements included herein.

         On August 27, 2003, the Bank filed a report on Form 8-K with respect to the issuance of a press release by Korea Exchange Bank, which holds approximately 62% of the Bank's outstanding shares ("KEB"), with respect to an agreement entered into between KEB and Lone Star under which Lone Star would acquire 51% of the issued and outstanding shares of KEB from KEB and two of its largest shareholders.

         On September 16, 2003, the Bank filed a report on Form 8-K with respect to a special shareholders meeting of KEB at which KEB obtained shareholders approval of the agreement between KEB and Lone Star.

         On November 3, 2003, the Bank filed a report on Form 8-K reporting that Lone Star had acquired the majority of the shares of KEB.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this to report be signed on its behalf by the undersigned thereunto duly authorized.

                             Pacific Union Bank

Date: November 13, 2003  By: /s/ Dianne Kim
                            ----------------------------------------------------
                                 Dianne Kim
                                 Senior Vice President and Chief Financial
                                 Officer
                                 (Principal financial or accounting officer and duly authorized signatory)